CITICORP AND SUBSIDIARIES
CALCULATION OF RATIO OF INCOME TO FIXED CHARGES
(In Millions)

 EXCLUDING INTEREST ON DEPOSITS

                                     1993      1992       1991       1990    1989
                                    ------   -------    -------    -------  -------

FIXED CHARGES:
  INTEREST EXPENSE (OTHER THAN
  INTEREST ON DEPOSITS) (A)        6,324     5,826      5,973      9,414   11,482
  INTEREST FACTOR IN RENT EXPENSE    147       162        171        173      161
                                 -------   -------     -------    -------  -------
    TOTAL FIXED CHARGES            6,471     5,988      6,144      9,587   11,643

INCOME:
  ADJUSTED NET INCOME(LOSS)        1,919 (B)   722       (914)(C)    318(D)   498
  INCOME TAXES                       941       696         677       508    1,035
  FIXED CHARGES (A)                6,471     5,988       6,144     9,587   11,643
                                  -------   -------     -------  -------   -------
    TOTAL INCOME                   9,331     7,406       5,907    10,413   13,176
                                  =======   =======     =======  =======   =======

RATIO OF INCOME TO FIXED CHARGES
  EXCLUDING INTEREST ON DEPOSITS    1.44      1.24        0.96(E)  1.09      1.13
                                  =======   =======     =======   =======   =======


INCLUDING INTEREST ON DEPOSITS:

FIXED CHARGES:
  INTEREST EXPENSE                16,121    16,327      17,089    23,798   24,218
  INTEREST FACTOR IN RENT EXPENSE    147       162         171       173      161
                                  -------   -------     -------   -------  -------
    TOTAL FIXED CHARGES           16,268    16,489      17,260    23,971   24,379

INCOME:
  NET INCOME(LOSS)                 1,919(B)    722        (914)(C)   318(D)   498
  INCOME TAXES                       941       696         677       508    1,035
  FIXED CHARGES                   16,268    16,489      17,260    23,971   24,379
                                 -------   -------     -------   -------   -------
    TOTAL INCOME                  19,128    17,907      17,023    24,797   25,912
                                 =======   =======     =======   =======  =======
RATIO OF INCOME TO FIXED CHARGES
  INCLUDING INTEREST ON DEPOSITS   1.18     1.09        0.99 (E)   1.03     1.06
                                 =======   =======     =======    =======  =======

 (A) PRIOR YEARS HAVE BEEN RECLASSIFIED TO CONFORM TO CURRENT YEAR'S PRESENTATION.
 (B) NET INCOME FOR THE YEAR ENDED DECEMBER 31, 1993 EXCLUDES THE CUMULATIVE EFFECT OF ADOPTING STATEMENT OF
     FINANCIAL ACCOUNTING STANDARDS No. 109, "ACCOUNTING FOR INCOME TAXES", OF $300 MILLION.
 (C) NET INCOME FOR THE YEAR ENDED DECEMBER 31, 1991 EXCLUDES THE CUMULATIVE EFFECT OF ACCOUNTING CHANGE FOR
     VENTURE CAPITAL INVESTMENTS OF $457 MILLION.
 (D) NET INCOME FOR THE YEAR ENDED DECEMBER 31,1990 EXCLUDES THE CUMULATIVE EFFECT OF ACCOUNTING CHANGE FOR
     CERTAIN DERIVATIVE PRODUCTS OF $140 MILLION.
 (E) EARNINGS FOR THE YEAR ENDED DECEMBER 31, 1991 WERE INADEQUATE TO COVER FIXED CHARGES BY THE AMOUNT OF
     $237 MILLION.